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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                February 28, 2002
                Date of Report (Date of earliest event reported)


                        INVESTMENT TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                      0-23644                 95-2848406
(State or other jurisdiction of   (Commission file number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               380 Madison Avenue
                            New York, New York 10017
                    (Address of principal executive offices)

                                 (212) 588-4000
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5.   Other events.


     On February 28, 2002, Investment Technology Group, Inc. ("ITG"), Indigo Acquisition Corp., a newly formed, wholly owned subsidiary of ITG ("Merger Sub"), and Hoenig Group Inc. (Nasdaq: HOEN) ("Hoenig") entered into an agreement and plan of merger. Hoenig provides trade execution, independent research and client service to professional money managers and alternative investment funds throughout the world, with offices in the New York City area, Boston, London and Hong Kong.

     Pursuant to the merger agreement, Merger Sub will merge with and into Hoenig, with Hoenig surviving the merger as a wholly owned subsidiary of ITG. As consideration in the merger, the stockholders of Hoenig will receive $12.32 in cash for each share of Hoenig common stock held by them, plus an amount in cash equal to their pro rata share of the net cash proceeds received by Hoenig from the previously announced pending sale of its asset management subsidiary, Axe-Houghton Associates, Inc. Hoenig employee stock options will be converted into ITG employee stock options unless the option holder exercises the option prior to closing or elects to cash out the option as part of the transaction. We expect that the total cash merger consideration to be between $12.34 and $12.59 per share, and approximately $115 million in the aggregate. Hoenig is expected to have approximately $50 million in cash and cash equivalents at closing and has no long-term debt.

     The transaction is subject to customary terms and conditions, including approvals from Hoenig's stockholders and regulatory authorities, as well as consummation of the recently announced sale by Hoenig of its asset management subsidiary Axe-Houghton Associates, Inc. The transaction is expected to close by the end of the quarter ending June 30, 2002.

     In connection with the merger agreement, Hoenig stockholders owning 3,069,970 shares of Hoenig common stock have agreed to vote in favor of the merger. These shares represent approximately 38.6% of the outstanding shares of Hoenig common stock, excluding shares subject to employee stock options.

     Robert J. Russel, ITG's Managing Director of Business Development, will assume the role of Chief Executive Officer of Hoenig following closing.

     The description contained in this Form 8-K of the transactions contemplated by the merger agreement and the voting agreement is qualified in its entirety by reference to the full text of such agreements, copies of which are attached to this From 8-K as Exhibits 2.1 and 2.2, respectively.


Item 7.   Financial Statements and Exhibits.

     (a)  No financial statements are required to be filed with this report.


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     (b)  No pro-forma financial information is required to be filed with this report.

     (c)  Exhibits. The following exhibits are filed herewith:

          Exhibit No.             Description

               2.1 Agreement and Plan of Merger, dated as of February 28, 2002, by and among Investment Technology Group, Inc., Hoenig Group Inc. and Indigo Acquisition Corp.

               2.2 Voting Agreement, dated as of February 28, 2002, between Investment Technology Group, Inc., Hoenig Group Inc., Alan
                    B. Herzog, Max H. Levine, Laura H. Hoenig Family Trust and Laura H. Hoenig Grantor Retained Annuity Trust

               99.1 Press Release dated February 28, 2002




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 4, 2002


                             INVESTMENT TECHNOLOGY GROUP, INC


                             By:      /s/ Howard C. Naphtali
                                      ---------------------------------------
                             Name:    Howard C. Naphtali
                             Title:   Chief Financial Officer




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                                  EXHIBIT INDEX



Exhibit No.          Description

     2.1 Agreement and Plan of Merger, dated as of February 28, 2002, by and among Investment Technology Group, Inc., Hoenig Group Inc. and Indigo Acquisition Corp.

     2.2 Voting Agreement, dated as of February 28, 2002, between Investment Technology Group, Inc., Hoenig Group Inc., Alan B. Herzog, Max H. Levine, Laura H. Hoenig Family Trust and Laura H. Hoenig Grantor Retained Annuity Trust

     99.1 Press Release dated February 28, 2002